Exhibit 10.32

To:

Usha Resources Ltd.

1681 Chestnut St,

Vancouver, BC V6J 1M6,

Canada

Re: Proposal for Jackpot Lake

LETTER OF INTENT

Dear Mr. Deepak Varshney:

This letter of interest (this “Letter”) dated March 15, 2024 (“LOI Date”) is intended to summarize the principal terms of a proposal being considered by Stardust Power, Inc. (“Buyer”) regarding its or its designee’s possible acquisition, including through a potential joint venture of the mining leases set forth on Exhibit A1 (collectively, the “Mining Leases”) from Usha Resources Ltd. (“Seller”). The possible acquisition of the Mining Leases is referred to as the “Transaction”.

1. Acquisition of Mining Leases and Purchase Price. Subject to the confirmation of the definitive documents evidencing the Transaction, at the closing of the Transaction, Buyer would acquire all of the Mining Leases, free and clear of all encumbrances, on the terms set forth on Exhibit B.

2. Due Diligence. From and after the date of this Letter, Seller will authorize its management to allow Buyer and its advisors full access to Seller’s facilities, records, employees, customers, suppliers and advisors for the purpose of completing Buyer’s due diligence review, subject to the terms set forth in a customary access agreement. The due diligence investigation will include, but not be limited to, a complete review of Seller’s financial, legal, tax, environmental, intellectual property and labor records and agreements and site visits, and any other matters as Buyer’s accountants, tax and legal counsel, and other advisors deem relevant.

3. Exclusivity.

(a) From the LOI Date until September 30, 2024, as may be extended for one (1) sixty-day (60-day) period for so long as the parties are negotiating in good faith (such period, the “Exclusivity Period”), neither Seller nor any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates (the Seller collectively with all such persons and entities, the “Seller Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its affiliates (an “Acquisition Proposal”) to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of Seller, including the Mining Leases, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with Buyer. Seller agrees to immediately notify Buyer if any member of the Seller Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Buyer in reasonable detail the terms of any such indication, request or offer, and will provide Buyer with copies of all written communications relating to any such indication, request or offer. Immediately upon the execution of this Letter, Seller shall, and shall cause the Seller Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Acquisition Proposal. Seller represents that no member of the Seller Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Letter.

(b) On the LOI Date, Buyer has delivered to Seller Twenty Five Thousand Dollars ($25,000) as consideration for the execution by Seller of this Letter and the performance of the binding terms and conditions contained herein (the “LOI Date Payment”). This specific consideration of $25,000 is fully earned and will not be treated as consideration for the acquisition of the Mining Leases.

(c) If in its sole discretion, Buyer notifies Seller in writing that it does not intend to proceed with the Transaction, or if the Transaction has not been consummated prior to the expiration of the Exclusivity Period, then Seller shall have no obligation to refund the LOI Date Payment; provided however, that notwithstanding anything contained herein, if Seller is in breach of its covenants or agreements under this Letter, then in addition to all such other rights and remedies at law, Seller shall pay to Buyer an amount equal to the LOI Date Payment and the out-of-pocket expenses (including the fees and expenses of legal counsel, accountants and other advisors and whether incurred prior to or after the date hereof) incurred by Buyer in connection with the proposed Transaction, which amount shall be payable in same day funds.

(d) On the LOI Date plus sixty (60) days, Buyer will deliver to Seller Fifty Thousand Dollars ($50,000) as consideration for the execution by Seller of this Letter and the performance of the binding terms and conditions contained herein (the “LOI Second Payment”). Upon the execution of the definitive documents, the LOI Date Payment shall be treated as consideration for the acquisition of the Mining Leases.

(e) If in its sole discretion, Buyer notifies Seller in writing that it does not intend to proceed with the Transaction, or if the Transaction has not been consummated prior to the expiration of the Exclusivity Period, then Seller shall have no obligation to refund the LOI Second Payment; provided however, that notwithstanding anything contained herein, if Seller is in breach of its covenants or agreements under this Letter, then in addition to all such other rights and remedies at law, Seller shall pay to Buyer an amount equal to the LOI Second Payment and the out-of-pocket expenses (including the fees and expenses of legal counsel, accountants and other advisors and whether incurred prior to or after the date hereof) incurred by Buyer in connection with the proposed Transaction, which amount shall be payable in same day funds.

(f) Obligation to Negotiate in Good Faith. The parties shall attempt in good faith to achieve consensus with respect to the definitive documents contemplated in this Letter; provided that for the avoidance of doubt, any material adverse deviation from the terms set forth in Exhibit B by Seller shall be a breach of this covenant to negotiate in good faith.

4. Termination. This Letter will automatically terminate and be of no further force and effect upon the earlier of (i) execution of the definitive agreement by Buyer and Seller, (ii) mutual agreement of Buyer and Seller, (iii) expiration of the Exclusivity Period, and (iv) written notice by Seller to Buyer of its intent to terminate this Letter, in its sole discretion. Notwithstanding anything in the previous sentence, Sections 3(c), 3(d), 5—Error! Reference source not found., 9—11 shall survive the termination of this Letter and the termination of this Letter shall not affect any rights any Party has with respect to the breach of this Letter by another Party prior to such termination.

5. Specific Performance. Buyer and the Seller Group agree that the rights and remedies for non-compliance with this Letter shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages alone would not provide an adequate remedy to Buyer. Any requirements for the securing or posting of any bond with such remedy are waived by the parties.

6. GOVERNING LAW. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF NEW YORK.

7. Ordinary Course of Business. Seller will: (i) conduct the business in the ordinary course in a manner consistent with past practice; (ii) maintain the Mining Leases in good working condition, and (iii) use its reasonable best efforts to maintain the Mining Leases in accordance with past practice.

8. No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Letter.

9. Expenses. Except as set forth in Section 3(b), the parties will each pay their own transaction expenses, including the fees and expenses of investment bankers and other advisors, incurred in connection with the proposed Transaction.

10. No Binding Agreement. This Letter reflects the intention of the parties, but for the avoidance of doubt neither this Letter nor its acceptance shall give rise to any legally binding or enforceable obligation on any Party, except with regard to Sections 3(c), 3(d), 5—9—11 hereof. No contract or agreement providing for any transaction involving the Transaction shall be deemed to exist between Buyer and any of its affiliates and Seller unless and until a final definitive agreement has been executed and delivered.

11. Miscellaneous. This Letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Letter have been inserted for reference only and shall not be deemed to be a part of this Letter.

12. Public Announcements. The Parties will agree to a press release and either or both Parties may release the press release after the signing of this LOI. Any subsequent public announcements regarding this LOI or the transactions contemplated herein shall also be agreed upon in writing between the Parties prior to any release thereof. In the event that a Party or its shareholders is required to file this document or otherwise disclose any of its subject matter pursuant to public filing or other legal requirements, such Party shall (i) disclose only so much of the LOI as is reasonably necessary, (ii) provide a proposed disclosure to the other Party for review and approval at least 10 days prior to disclosure, and (iii) seek confidential treatment of financial and other sensitive terms.

13. Finders Fee. The Parties acknowledge and agree that 2818390 Ontario Corp, a company owned and controlled by Richard Paolone (“281”), has a finder’s fee agreement with USHA payable on successful completion of each milestone. Further, The Parties acknowledge that 281 has introduced Stardust and Usha together to facilitate this Transaction.

14. TSX Approval. The Parties acknowledge and agree that the definitive agreement and all payments thereunder are subject to the approval of the TSX Venture Exchange.

[SIGNATURE PAGE FOLLOWS]

If you are in agreement with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this Letter in the space provided below and return an executed copy to the attention of Buyer.

Very truly yours, STARDUST POWER, INC.

By:	/s/ Roshan Pujari
Name:	Roshan Pujari
Title:	CEO

Agreed to and accepted: USHA RESOURCES LTD.

By:	/s/ Deepak Varshney
Name:	Deepak Varshney
Title:	CEO

Exhibit “A”

Mineral Leases

Exhibit “B”

TERM SHEET

This term sheet (the “Term Sheet”) sets forth the terms and conditions for a proposed acquisition by Stardust Power, Inc. (“Buyer”) from Usha Resources Ltd. (“Seller”) of the Mining Leases (as defined in the Letter). This Term Sheet is for discussion purposes only. This Term Sheet is not a binding agreement and does not represent an offer or commitment of any nature from any of the parties hereto or their respective affiliated entities to engage in negotiations regarding, or to enter in any contract or agreement effecting, the transactions contemplated herein. Other than specified in the Letter, this term sheet does not impose any liability on any party hereto if the transactions contemplated herein are not consummated. The terms and conditions of this Term Sheet are subject in all respects to Buyer’s satisfactory commercial and legal due diligence and the execution by the parties hereto or their authorized representatives or assignees of a sale and purchase agreement and any other documents or agreements necessary to effect the transactions contemplated hereby.

(see attached)

Ownership of Jackpot Earn-In (up to 90%)	Event	Consideration/Terms	Work Expenditures	Description
11%	Signing Definitive JV Agreement	250K USD Cash 250K USD Stock or cash at Stardust’s discretion	Nil	1. 50% of cash at signing definitive agreement 2. 50% of cash after 90 days of signing 3. 100% of stock within 60 days of signing definitive agreement
25%	1 year anniversary (excluding permit time)	500K USD Cash 500K USD Stock or cash at Stardust’s discretion	1.3M Expenditures
NIL	1.5 year anniversary (excluding permit time	Nil	700K Expenditures
15% 51% owned	2 year anniversary (excluding permit time)	750K USD Cash 750K USD Stock or cash at Stardust’s discretion	2M Expenditures
20%	3 year anniversary (excluding permit time)	5M USD Stock or cash at Stardust’s discretion	2M Expenditures
10%	4 year anniversary (excluding permit time)	5M USD Stock or cash at Stardust’s discretion	1M Expenditures
10% 90% owned.	5 year anniversary (excluding permit time)	5M USD Stock or cash at Stardust’s discretion	1M Expenditures

1.	All ownership % transfers upon payment, except as needed for financial planning considerations of either party, and work expenditures before the anniversary date.

2.

Seller shall be entitled to a 2.0% net smelter return royalty on [all minerals] discovered on and produced from the Mining Leases; provided that the Buyer shall have an option to repurchase 1.0% of the net smelter royalty for US[$7,500,000.00].

3.

All issuances of stock shall be based on volume weighted average price of the Buyer’s shares of Common Stock traded on the Nasdaq Capital Market, or any other national securities exchange on which the shares of Buyer’s Common Stock are then traded, for the five (5) trading days ending on the first trading day immediately preceding the date of determination of the five (5)-day volume weighted average.

4.	Usha is to retain 10% of the project and is carried until the decision to mine at a minimum a feasibility study.

5.

If the option payments are cancelled, and Stardust owns beyond 51%, Usha will have option to buy back [math is Pro-Rata at a 75% discount to the initial purchase prices – ie.if 51% is transferred and the option is dropped, before year 3 – Usha will have the right to buy back 2% to be come majority owner for a 75% discount to the purchase price Pro-Rata what each percentage is worth ] to become a majority owner 51% owner.

6.	Plan of Operations will be required to be negotiated and signed on closing. This will depend on further permitting and so forth. POO has to be agreed concurrently with the definitive agreement.

7.	SD to operate the project – Usha can assist.

8.	“Expenditures” will be defined by the parties together. Investment into a JV to be included.